Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Fiscal 2012 Second-Quarter Results

Reports Ninth Consecutive Quarter of Year-over-Year Revenue Growth

•	Net sales increased 9.8 percent to $2.1 billion
•	Operating income improved $37 million to $103 million
•	Adjusted EBITDA increased 23.9 percent to $192 million
•	$612 million of liquidity

ATLANTA, GA – September 4, 2012 – HD Supply, Inc. today reported net sales for the fiscal 2012 second quarter ended July 29, 2012 of $2.1 billion, an increase of $184 million, or 9.8 percent, as compared to the second quarter of fiscal 2011. Gross profit for the second quarter of fiscal 2012 increased by $61 million, or 11.4 percent, to $594 million compared to $533 million for the second quarter of fiscal 2011. Gross profit for the second quarter of fiscal 2012 was 28.8 percent of net sales compared to 28.4 percent of net sales for the second quarter of fiscal 2011.

Business and Financial Highlights

•

June 2012 acquisition of Peachtree Business Products LLC. Headquartered in Marietta, Georgia, Peachtree Business Products specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes. Peachtree Business Products LLC is operated as part of the Facilities Maintenance business.

•

August 2012 issuance of $300 million Add-on 8 1/8% First Priority Notes due 2019 at a premium of 107.5%. The net proceeds were applied to reduce outstanding borrowings under the company’s revolving ABL facility, increasing liquidity to approximately $950 million following the Add-on issuance.

•	Net sales and Adjusted EBITDA growth in all four of the company’s core businesses: Facilities Maintenance, Waterworks, Power Solutions (formerly Utilities/Electrical), and White Cap.

Operating income for the second quarter of fiscal 2012 was $103 million, an improvement of $37 million compared to operating income of $66 million for the second quarter of fiscal 2011. The improvement in operating income reflects sales growth of 9.8 percent and an approximately 110 basis point decline in operating expenses as a percent of net sales. Loss from continuing operations for the second quarter of fiscal 2012 was $56 million, an improvement of $45 million as compared to the second quarter of fiscal 2011.

“Over the last two years, we’ve experienced substantive net sales and Adjusted EBITDA growth, and that trend has continued into the first half of fiscal 2012,” stated Joe DeAngelo, CEO of HD Supply. “We’ve created new, sustainable revenue opportunities with existing and new customers that have become key drivers for our continued growth.”

Mr. DeAngelo added, “We’re excited with the recent purchase of Peachtree Business Products, a niche, bolt-on acquisition that brings even further scale and product depth for our Facilities Maintenance business. As we seek to grow our business in both organic and inorganic ways, our focus remains relentless on deepening our customers’ experience and relationships.”

Exhibit 99.1

Adjusted EBITDA for the second quarter of fiscal 2012 increased 23.9 percent to $192 million from $155 million in the second quarter of fiscal 2011. Adjusted EBITDA for the second quarter of fiscal 2012 increased to 9.3 percent of net sales versus 8.3 percent of net sales for the second quarter of fiscal 2011. The increase in the Adjusted EBITDA rate reflects our continued focus on operating efficiency and the leveraging of fixed costs through sales volume increases. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

Year-to-Date Results

Net sales for the first half of fiscal 2012 of $3.9 billion, increased $412 million, or 11.8 percent, as compared to the first half of fiscal 2011. Gross profit for the first half of fiscal 2012 increased by $124 million, or 12.5 percent, to $1.1 billion compared to $1.0 billion for the first half of fiscal 2011. Gross profit for the first half of fiscal 2012 was 28.7 percent of net sales versus 28.5 percent of net sales for the first half of fiscal 2011.

Operating income for the first half of fiscal 2012 was $146 million, an improvement of $72 million compared to operating income of $74 million for the first half of fiscal 2011. The improvement in operating income reflects sales growth of 11.8 percent and an approximately 140 basis point decline in operating expenses as a percent of net sales.

Loss from continuing operations for the first half of fiscal 2012 was $432 million, which included a $220 million loss on extinguishment of debt. Excluding the loss on extinguishment of debt, the loss from continuing operations for the first half of fiscal 2012 improved $65 million as compared to the first half of fiscal 2011.

Adjusted EBITDA for the first half of fiscal 2012 increased 29.5 percent to $325 million from $251 million in the first half of fiscal 2011. Adjusted EBITDA for the first half of fiscal 2012 increased to 8.3 percent of net sales versus 7.2 percent of net sales for the first half of fiscal 2011.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. Through a diverse portfolio of industry-leading businesses and more than 80 years of experience, the company provides a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets. With approximately 630 locations across 46 states and nine Canadian provinces, the company’s 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form

Exhibit 99.1

10-K for the year ended January 29, 2012, filed on March 23, 2012 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Six Months Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
Net Sales	$2,059	$1,875	$3,895	$3,483
Cost of sales	1,465	1,342	2,778	2,490

Gross Profit	594	533	1,117	993
Operating expenses:
Selling, general and administrative	408	385	805	755
Depreciation and amortization	83	82	166	164

Total operating expenses	491	467	971	919

Operating Income	103	66	146	74

Interest expense	158	159	324	317
Loss on extinguishment of debt	—	—	220	—
Other (income) expense, net	—	—	—	(1)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(55)	(93)	(398)	(242)
Provision (benefit) for income taxes	1	15	34	35

Income (Loss) from Continuing Operations	(56)	(108)	(432)	(277)
Income from discontinued operations, net of tax	—	7	16	12

Net Income (Loss)	$(56)	$(101)	$(416)	$(265)

Other financial data:
EBITDA	$187	$148	$93	$240
Adjusted EBITDA	$192	$155	$325	$251

Exhibit 99.1

HD SUPPLY, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, unaudited

	July 29, 2012	January 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$90	$111
Receivables, less allowance for doubtful accounts of $26 and $32	1,101	1,002
Inventories	997	1,108
Deferred tax asset	36	58
Other current assets	47	47

Total current assets	2,271	2,326

Property and equipment, net	389	398
Goodwill	3,279	3,151
Intangible assets, net	579	735
Other assets	121	128

Total assets	$6,639	$6,738

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$779	$714
Accrued compensation and benefits	104	140
Current installments of long-term debt	10	82
Other current liabilities	309	378

Total current liabilities	1,202	1,314

Long-term debt, excluding current installments	5,765	5,380
Deferred tax liabilities	120	111
Other liabilities	386	361

Total liabilities	7,473	7,166

Stockholder’s equity (deficit):
Common stock, par value $0.01; authorized 1,000 shares; issued and outstanding 1,000 shares at July 29, 2012 and January 29, 2012	—	—
Paid-in capital	2,690	2,680
Accumulated deficit	(3,522)	(3,106)
Accumulated other comprehensive income (loss) – cumulative foreign currency translation adjustment	(2)	(2)

Total stockholder’s equity (deficit)	(834)	(428)

Total liabilities and stockholder’s equity (deficit)	$6,639	$6,738

Exhibit 99.1

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter, HD Supply supplemented its reporting of loss from continuing operations with non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Six Months Ended
	July 29, 2012	July 31, 2011	July 29, 2012	July 31, 2011
Net income (loss)	$(56)	$(101)	$(416)	$(265)
Less income (loss) from discontinued operations, net of tax	—	7	16	12

Income (loss) from continuing operations	(56)	(108)	(432)	(277)

Interest expense, net	158	159	324	317
Provision (benefit) from income taxes	1	15	34	35
Depreciation and amortization	84	82	167	165

EBITDA	187	148	93	240

Adjustments to EBITDA:
Loss on extinguishment of debt (i)	—	—	220	—
Other (income) expense, net (ii)	—	—	—	(1)
Stock-based compensation (iii)	5	5	10	9
Management fee & related expenses paid to Equity Sponsors (iv)	2	2	3	3
Other	(2)	—	(1)	—

Adjusted EBITDA	$192	$155	$325	$251

(i)	Represents the loss associated with the April 2012 refinancing of nearly $4 billion in outstanding indebtedness. The debt refinancing effectively extended the maturity dates of the senior portion of the Company’s debt structure to the years 2017 through 2020.

(ii)	Represents the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting and other non-operating income/expense.

(iii)	Represents the non-cash costs for employee stock options.

(iv)	The company entered into a management agreement whereby the company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the company reimburses certain Equity Sponsor expenses.